Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Investment and Administrative Committee of the
Bowne 401(k) Savings Plan:
We consent to the incorporation by reference in Registration Statement Nos. 333-102046 and 033-35810 on Form S-8 of Bowne & Co., Inc. of our report dated June 15, 2010, appearing in this Annual Report on Form 11-K of Bowne 401(k) Savings Plan for the year ended December 31, 2009.
/s/ Crowe Horwath LLP
New York, New York
June 15, 2010

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